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                                                                EXHIBIT 4(f)(45)


                           BACK-UP SERVICING AGREEMENT

                  BACK-UP SERVICING AGREEMENT (the "Agreement"), dated as of September 27, 2002, among CAC WAREHOUSE FUNDING CORP., a Nevada corporation, (together with its successors and assigns, the "Borrower"), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation ("CAC"), individually and as servicer (in such capacity, together with its successors and assigns, the "Servicer"), OSI PORTFOLIO SERVICES, INC. ("OSIPS"), a Delaware corporation (the "Backup Servicer"), VARIABLE FUNDING CAPITAL CORPORATION, a Delaware corporation, as a secured party and a lender (together with its successors and assigns, the "Lender") and WACHOVIA SECURITIES, INC., as the deal agent and collateral agent (the "Deal Agent" or the "Collateral Agent").

                              W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, the Borrower, the Servicer, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have entered into a Loan and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Loan and Security Agreement");

                  WHEREAS, the Borrower and the Servicer have entered into a Servicing Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Servicing Agreement");

                  WHEREAS, the parties to the Loan and Security Agreement desire to obtain the services of the Backup Servicer to perform certain servicing functions and assume certain obligations with respect to the Loan and Security Agreement, all as set forth herein, and the Backup Servicer has agreed to perform such functions and assume such obligations; and

                  WHEREAS, for its services hereunder and with respect to the Loan and Security Agreement and the other Transaction Documents, the Backup Servicer will receive a fee payable as described herein;

                  NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference into, the Loan and Security Agreement. The following terms shall have the meanings specified below, and shall include in the singular number the plural and in the plural number the singular:

                  "Aggregate Basis" means verification of only such aggregated amounts as are stated in the Monthly Report, and not as to any amount related to any Loan or Contract.



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                  "Assumption Date" has the meaning specified in Section 2.3.

                  "Backup Servicer Event of Default" shall mean (a) the failure of the Backup Servicer to make any payment, transfer or deposit as required hereunder, under the Loan and Security Agreement or any other Transaction Document, without curing said failure within one (1) business day of receiving notice thereof, (b) the failure of the Backup Servicer to observe or perform in any material respect any other representation, warranty, covenant or agreements of the Backup Servicer (including with respect to the Credit Guidelines) in this Agreement or any other Transaction Document, as reasonably determined by the Collateral Agent, and failing to cure said failure within fifteen (15) days of receiving notice thereof, (c) the occurrence of any Material Adverse Change, or
(d) an Insolvency Event shall occur with respect to the Backup Servicer.

                  "Borrower" shall mean CAC Warehouse Funding Corp. and its successors and assigns.

                  "Continued Errors" has the meaning specified in Section 2.2.

                  "Errors" has the meaning specified in Section 2.2.

                  "Liability" has the meaning specified in Section 2.2.

                  "Material Adverse Change" Any circumstance or event which in the reasonable judgment of the Collateral Agent (a) may be reasonably expected to cause a material adverse change to the validity or enforceability of this Agreement, the Servicing Agreement or the Loan and Agreement, or (b) may be reasonably expected to materially impair the ability of the Backup Servicer to fulfill its obligations under this Agreement, the Servicing Agreement or the Loan and Security Agreement.

                  "Monthly Backup Servicing Fee" shall mean, with respect to any Payment Date that relates to a Collection Period that preceded the Assumption Date, an amount equal to $7,500 (of which $4,500 is for boarding/warehousing and $3,000 is for the Monthly Report reconciliation).

                  "Monthly Servicing Fee" shall mean, with respect to any Payment Date that relates to a Collection Period that follows the Assumption Date, the aggregate amounts due and owing to the Backup Servicer in accordance with the amounts set forth on Exhibit A with respect to the individual servicing items performed as set forth on such exhibit.

                  "Servicer's Data File" has the meaning specified in Section
2.1.

                  "Service-Related Activities" means the services and Service-Related activities and the Servicer-Related responsibilities provided for under the Loan and Security Agreement and the other Transaction Documents.

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                                    ARTICLE 2
                          ADMINISTRATION AND COLLECTION

         SECTION 2.1. Reconciliation of Monthly Report.

                  (a) On the third Business Day of each calendar month, the Servicer shall send to the Backup Servicer an electronic file, detailing the Collections during the prior Collection Period and all other information relating to the Loans and the Contracts as may be necessary for the complete and correct completion of the Monthly Report (the "Servicer's Data File"). Such electronic file shall be in the form and have the specifications as may be agreed to between the Servicer and the Backup Servicer from time to time. The Backup Servicer shall, within one (1) day of the receipt thereof, load the Servicer's Data File and confirm that such is in readable form. If the Backup Servicer determines that the Servicer's Data File is not in readable form, the Backup Servicer shall immediately upon discovery thereof notify the Servicer and the Collateral Agent by telephone of such, and upon such notification, the Servicer shall prepare and send a replacement Servicer's Data File to the Backup Servicer satisfying the Backup Servicer's specifications, for receipt by the Backup Servicer on the next day.

                  (b) No later than two (2) Business Days prior to each Determination Date, provided that the Servicer shall have furnished to the Backup Servicer the Monthly Report related to the prior Collection Period, the Backup Servicer shall review the information contained in the Monthly Report against the information on the Servicer's Data File, on an Aggregate Basis. No later than one (1) Business Day after the Backup Servicer's receipt of the Monthly Report related to a Collection Period, the Backup Servicer shall notify the Servicer, the Collateral Agent and the Deal Agent of any inconsistencies between the Monthly Report and the information contained in the Servicer's Data File, but in the absence of a reconciliation, the Monthly Report shall control for the purpose of calculations and distributions with respect to the related Payment Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Monthly Report prior to the related Payment Date, the Servicer shall cause a firm of independent accountants, at the Servicer's expense, to audit the Monthly Report and reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Report for such next Payment Date. The Backup Servicer shall only review the information provided by the Servicer in the Monthly Report and in the Servicer's Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.

                  (c) The Backup Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Monthly Report to reflect the results of the reconciliation or to include any omitted information.

                  (d) The Servicer shall provide monthly, or as otherwise requested, to the Backup Servicer, or its agent, information on the Loans and related Contracts sufficient to enable the Backup Servicer to assume the responsibilities as Successor Servicer and collect on the Loans and related Contracts.

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         SECTION 2.2. Review and Verification.

                  (a) Notwithstanding Section 2.1 above, on or before three (3) Business Days prior to each Determination Date, the Servicer and the Collateral Agent shall provide sufficient data to the Backup Servicer to allow the Backup Servicer to review on an Aggregate Basis the Monthly Report related thereto and determine the following:

                           (i) that such Monthly Report is complete on its face;

                           (ii) that the amounts credited to and withdrawn from
                  the Collection Account and the balance of such account, as set forth in the records of the Collateral Agent are the same as the amount set forth in the Monthly Report; and

                           (iii) that the amounts credited to and withdrawn from
                  the Reserve Account and the balance of such account, as set forth in the records of the Collateral Agent are the same as the amount set forth in the Monthly Report.

                  (b) The Backup Servicer shall, on or before the Determination Date with respect to any Collection Period, verify the Monthly Report in its entirety, which shall include but not be limited to the following:

                           (i) the Aggregate Outstanding Eligible Loan Balance
                  as of the last day of the relevant Collection Period;

                           (ii) the Dealer Collections, Income Collections and
                  Principal Collections, for the relevant Collection Period; and

                           (iii) the Weighted Average Total Advance Rate as of
                  last day of the relevant Collection Period.

                  (c) The Backup Servicer shall provide written notice to the Deal Agent with respect to whether there are any inconsistencies or deficiencies with respect to its review and verification set forth in paragraphs (a) and (b) and, if any, shall provide a description thereof as set forth in Section 2.10 hereof. In the event of any discrepancy between the information set forth in subparagraphs (a) and (b), as calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly notify the Servicer and, if within five (5) days of such notice being provided to the Servicer, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Deal Agent and the Collateral Agent of such discrepancy.

                           (i) Other than as specifically set forth elsewhere in
                  this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively "Liability") for any action taken or omitted by the Servicer.


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                           (ii) The Backup Servicer shall consult with the
                  Servicer as may be necessary from time to time to perform or carry out the Backup Servicer's obligations hereunder, including the obligation, if requested in writing by the Collateral Agent, to succeed within thirty (30) days to the duties and obligations of the Servicer pursuant to Section 2.3.

                           (iii) Except as provided in this Agreement, the
                  Backup Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, "Errors") exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, "Continued Errors"), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its or their duties hereunder or under this Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors, the Backup Servicer shall, with the prior consent of the Collateral Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.

                           (iv) The Backup Servicer shall be indemnified by the
                  Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorney's fees) arising out of claims asserted against the Backup Servicer by third parties on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Backup Servicer assumes the Assumption Date, except for any claims, damages, losses or expenses arising from the Backup Servicer's own gross negligence, bad faith or willful misconduct.

         SECTION 2.3. Assumption of Servicer's Obligations.

                  (a) The Backup Servicer agrees that within 30 days of receipt of a written notice from the Collateral Agent of the termination of the rights and obligations of CAC as Servicer pursuant to the Loan and Security Agreement, and without further notice, the Backup Servicer shall, subject to the exclusions stated herein, assume the Servicer-Related Activities of CAC under the Loan and Security Agreement (the "Assumption Date") and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Loan and Security Agreement and the other Transaction Documents.

                                       5


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In the event of a conflict between any provision of the Loan and Security
Agreement or any other Transaction Document and this Agreement, this Agreement shall be controlling.

                  (b) In the event of an assumption by the Backup Servicer of the Servicer-Related Activities of CAC under the Loan and Security Agreement, the Backup Servicer shall not be obligated to perform the following Sections of the Loan and Security Agreement: Section 5.4(c) and (e) and Sections 6.5(c), 6.6, 6.7, 6.8 and 11.2.

         SECTION 2.4. Servicing and Retention of Servicer.

                  (a) Subject to early termination due to the occurrence of a Backup Servicer Event of Default, or pursuant to Article 5, or as otherwise provided in this Section 2.4, on and after the Assumption Date, the Backup Servicer shall be responsible for the servicing, administering, managing and collection of the Loans and Contracts in accordance herewith and the Loan and Security Agreement, and shall be and perform the obligations of the "Servicer" under the Loan and Security Agreement, the Servicing Agreement and the other Transaction Documents.

                  (b) In the event of a Backup Servicer Event of Default, the Collateral Agent shall have the right to terminate the Backup Servicer as servicer and Backup Servicer hereunder. Upon the termination or resignation of the Backup Servicer hereunder, the Collateral Agent shall have the right to appoint a successor Backup Servicer (the "Successor Backup Servicer") and enter into a Back-up servicing agreement with such Successor Backup Servicer at such time and exercise all of its rights under Section 6.3 of the Loan and Security Agreement; provided, however, that if such termination or resignation of the Backup Servicer occurs prior to the Assumption Date, the appointment of the Successor Backup Servicer shall be mutually acceptable to CAC and the Collateral Agent. Such Backup servicing agreement shall specify the duties and obligations of such Successor Backup Servicer, and all references herein and in the Loan and Security Agreement to the Backup Servicer shall be deemed to refer to such Successor Backup Servicer.

                  (c) The Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Loan and Security Agreement, as Servicer or as Backup Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Loan and Security Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Backup Servicer, and the Collateral Agent does not elect to waive the obligations of the Backup Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Backup Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Collateral Agent. No resignation of the Backup Servicer shall become effective until an entity reasonably acceptable to the Collateral Agent shall have assumed the responsibilities and obligations of the Backup Servicer.

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                  (d) Any Person (i) into which the Backup Servicer may be
merged or consolidated, (ii) resulting from any merger or consolidation to which the Backup Servicer shall be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer, or
(iv) succeeding to the business of the Backup Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Backup Servicer under this Agreement, the Loan and Security Agreement and the other Transaction Documents and, whether or not such assumption agreement is executed, shall be the successor to the Backup Servicer under this Agreement, the Loan and Security Agreement and the other Transaction Documents without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, the Loan and Security Agreement or the other Transaction Documents, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Backup Servicer from any obligation hereunder, under the Loan and Security Agreement or other Transaction Document.

                  (e) Following the Assumption Date, on or before ninety (90) days after the end of each calendar year, beginning with the calendar year ending December 31, 2003, the Backup Servicer shall cause a firm of independent public accountants (who may also render other services to the Backup Servicer or the Borrower) to furnish a report to the Collateral Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Reports delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Backup Servicer's records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Reports reconciles with the information contained in the Loans and the Contracts and the Backup Servicer's records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement, (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, and (iii) verified that a sample of Loans and Contracts treated by the Backup Servicer as Eligible Loans and as Eligible Contracts, as applicable, in fact satisfied the requirements of the definition thereof contained herein and (iv) conducted a "negative confirmation"' of a sample of the Loans and Contracts and verified that the Backup Servicer's records and computer system used in servicing the Loans and Contracts contained correct information with regard to due dates and outstanding balances, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

         SECTION 2.5. Servicing Duties of the Backup Servicer. On and after the Assumption Date:

                  (a) The Backup Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit Guidelines and the Collection Guidelines. There

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shall be no recourse to the Backup Servicer with regard to the Loans and
Contracts. The Backup Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Backup Servicer is appointed, the outgoing Backup Servicer shall deliver to the Successor Backup Servicer and the Successor Backup Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

                  (b) The Backup Servicer shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or Contract.

                  (c) The Backup Servicer shall deposit all Collections into the Collection Account no later than two (2) Business Days after the Date of Processing.

                  (d) In addition to the obligations of the Backup Servicer under this Agreement, the Backup Servicer shall perform all of the obligations of the Servicer as servicer under the Loan and Security Agreement, except as set forth herein. Without limiting the foregoing and anything provided for herein, the Backup Servicer shall perform the following in substantially the same manner and level at which CAC performs such on the date hereof: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Reports; (f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer holdback payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

                  (e) The Backup Servicer shall indemnify CAC, the Borrower, the Collateral Agent and the Secured Parties, their officers, directors, employees and agents (collectively, the "Indemnified Parties"), and hold them harmless against any loss, liability or expense incurred, including in each case the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of the Backup Servicer's powers or duties under this Agreement, arising out of the negligence, willful misconduct or bad faith of the Backup Servicer in the performance of its duties hereunder. The Backup Servicer shall manage, provide for, and bear all expenses in connection with the defense and/or settlement of any such claim or suit. Each Indemnified Parties shall have the right, at its own expense, to participate in the defense of any claim against which it is indemnified and which has been assumed by the obligation or indemnity hereunder; Backup Servicer, in the defense of any such claim, except with the written consent of such Indemnified Party, shall not consent to entry of any judgment or enter into any settlement that either: (a) does not include, as an unconditional term, the grant by the claimant to such Indemnified Party of a release of all liabilities in respect of such claims, or (b) otherwise adversely affects the rights of such Indemnified Party. The provisions of this Section 2.5(e) shall survive the termination of this Agreement.

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         SECTION 2.6. Other Obligations of the Backup Servicer and Servicer.

                  (a) In order to ensure preparedness to carry out the Service-Related Activities, the Backup Servicer agrees that immediately upon execution of this Agreement, it will begin to formulate a contingency plan designed to execute a transition of the Service-Related Activities from CAC, and such plan shall be finalized within 90 days of execution of this Agreement. The contingency plan of the Backup Servicer shall contemplate the services to be provided by the Backup Servicer under this Agreement, the Loan and Security Agreement and the other Transaction Documents and, without limiting the obligations hereunder and thereunder, shall provide for the servicing and enforcement of the Loans and Contracts in a manner comparable to the servicing and enforcement of similar loans and contracts that the Backup Servicer carries out for itself and others.

                  (b) In order to further ensure preparedness to carry out Service-Related Activities, the Backup Servicer will ready itself to receive data as if it were currently acting as Servicer.

                  (c) No later than the 10th day of each calendar month until the earlier of the Assumption Date or the termination of this Agreement, CAC shall provide a Live Data File transmission to the Backup Servicer, which shall include the Loan and Contract master file, the transaction history file and all other files necessary to carry out the Service-Related Activities received in connection herewith (the "Live Data Files"). The Backup Servicer shall convert the Live Data Files to its internal systems, and no later than five Business Days after the receipt thereof, shall confirm in writing to CAC the accuracy and completeness of the conversion; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Live Data Files as provided by CAC, but shall be deemed only to apply to the accuracy of the conversion of the Live Data Files to the Backup Servicer's internal systems. In the event of any changes in format with respect to either CAC or the Backup Servicer CAC and the Backup Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly. To verify that Live Data Files have been accurately converted to the Backup Servicer's internal servicing system, the Backup Servicer will provide CAC with such reports as are mutually agreed upon by CAC and the Backup Servicer from time to time. CAC reserves the right to review converted data on the Backup Servicer's system either by performing an onsite review of the Backup Servicer's systems or, at CAC's sole expense, by having remote access to the Backup Servicer's systems.

                  (d) In connection with the Backup Servicer assuming the obligations of Servicer hereunder, under the Loan and Security Agreement and the other Transaction Documents, CAC agrees that it shall (i) promptly make available to the Backup Servicer access to all other records and information in the possession of CAC related to the Loans and the Contracts as may be necessary or reasonably requested by the Backup Servicer in connection with the performance of the Backup Servicer's obligations hereunder and thereunder, and
(ii) cooperate in good faith with the Backup Servicer and the Collateral Agent in connection with any transition of the servicing of the Loans and Contracts to the Backup Servicer.

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         SECTION 2.7. Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Loan and Security Agreement, and any other Transaction document, the Backup Servicer is entitled to (a) a one time setup fee of $5,000 to be paid by CAC and (b) on each Payment Date that relates to a Collection Period that preceded the Assumption Date, the Backup Servicing Fee. On each Payment Date that relates to a Collection Period that follows the Assumption Date, the Servicing Fee, which shall be amended effective as of the Assumption Date, to be the sum of fees due for specified services performed. The associated charges for those specified services are specified on Exhibit A hereto (the "Monthly Servicing Fee Schedule.") To the extent the Assumption Date occurs within a Collection Period, the Backup Servicing fee shall apply to that portion of the Collection Period that occurred prior to the Assumption Date and the Servicing Fee shall apply to the remainder of the Collection Period.

         SECTION 2.8. Collateral Agent's Rights. At any time following the Assumption Date:

                  (a) The Collateral Agent may direct that payment of all amounts payable under any Loans or Contracts be made directly to the Backup Servicer, the Collateral Agent or its designee.

                  (b) The Servicer shall, (unless otherwise directed by the Collateral Agent) (i) assemble all of the records relating to the Collateral and shall make the same available to the Backup Servicer (or the Collateral Agent if so directed by the Collateral Agent) at a place selected by the Backup Servicer or the Collateral Agent, as applicable, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, as directed by the Collateral Agent.

                  (c) The Borrower and CAC each hereby authorizes the Collateral Agent and the Backup Servicer to take any and all steps in the Borrower's and/or CAC's name and on behalf of the Borrower and/or CAC necessary or desirable, in the determination of the Backup Servicer or the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Borrower's and/or CAC's name on checks and other instruments representing Collections and enforcing the Loans and Contracts.

         SECTION 2.9. Liability of the Backup Servicer; Standard of Care.

                  (a) The Backup Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Backup Servicer in such capacity herein. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith, or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on the part of the Backup Servicer, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this

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Agreement. The Backup Servicer shall perform its obligations hereunder and under the Loan and Security Agreement and the other Transaction Documents using the same standard of care as it uses in respect of servicing, collecting and enforcing contracts or receivables for itself or others.

                  (b) The Backup Servicer shall not be charged with knowledge of any Termination Event or Unmatured Termination Event unless an officer of the Backup Servicer obtains actual knowledge of such event or the Backup Servicer receives written notice of such event from the Borrower, the Servicer, the Lender, or the Collateral Agent, as the case may be.

                  (c) The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if the repayment of such funds or adequate written indemnity against such risks or liability is not reasonably assured to it in writing prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, prior to the Assumption Date, the Backup Servicer shall not be liable for any obligation of the Servicer contained in the Loan and Security Agreement or the other Transaction Documents, and the parties shall look only to the Servicer to perform such obligations.

         SECTION 2.10. Monthly Backup Servicer's Certificate. Prior to the Assumption Date, the Backup Servicer shall provide to the Collateral Agent and the Deal Agent reports on a monthly basis which shall: (i) include copies of any third party reports relied on or obtained in connection with its duties hereunder; (ii) verify the matters set forth in Section 2.1 and Section 2.2 and 2.6(c) hereof; (iii) state whether there are any discrepancies in the items reviewed and verified pursuant to Section 2.1 and 2.2, and if so, provide a description thereof; and (iv) be certified by an officer of the Backup Servicer. Such report shall be dated as of the Determination Date for each Payment Date and delivered to the Collateral Agent on or before the close of business on the business day before the Related Payment Date. The Backup Servicer, with respect to such report, shall not be responsible for delays attributable to the Servicer's failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer. After the Assumption Date, the Backup Servicer shall deliver the Monthly Report in accordance with Section 6.5(a) of the Loan and Security Agreement.

         SECTION 2.11. Backup Servicer's Expenses. The Backup Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Backup Servicer and expenses incurred in connection with distributions and reports to the Collateral Agent, the Deal Agent and the Secured Parties.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of the Backup Servicer. The Backup Servicer represents and warrants to the Borrower, CAC, the Collateral Agent, the Deal Agent and the Secured Parties that:

                  (a) Corporate Existence and Power. The Backup Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Backup Servicer or its affiliates or subsidiaries acting on its behalf in accordance with this Agreement are duly qualified to do business in, and are in good standing in, every other jurisdiction in which the nature of their business or the performance of this Agreement requires them to be so qualified, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Backup Servicer's ability to perform hereunder and under the Loan and Security Agreement and the other Transaction Documents.

                  (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Backup Servicer of this Agreement and the obligations with respect to the Loan and Security Agreement and the other Transaction Documents are within the Backup Servicer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Certificate of Incorporation or Bylaws of the Backup Servicer or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Backup Servicer or result in the creation or imposition of any adverse claim on the assets of the Backup Servicer or any of its Subsidiaries.

                  (c) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

                  (d) Accuracy of Information. All information heretofore furnished by the Backup Servicer to the Borrower, CAC, the Collateral Agent, the Deal Agent or the Secured Parties for purposes of or in connection with this Agreement or the Loan and Security Agreement or any transaction contemplated hereby or thereby is true and accurate in every material respect, on the date such information is stated or certified, and all such information hereafter furnished by the Backup Servicer to the Borrower, CAC, the Collateral Agent, the Deal Agent or the Secured Parties will be, true and accurate in every material respect, subject to Section 2.2 (c) (iii) and (iv), on the date such information is stated or certified.

                  (e) Action, Suits. There are no actions, suits or proceedings pending, or to the knowledge of the Backup Servicer threatened, against or affecting the Backup Servicer or any Affiliate of the Backup Servicer or their respective properties, in or before any court, arbitrator or other body, which may, individually or in the aggregate, have a material adverse effect on its ability to perform hereunder and under the Loan and Security Agreement and the other Transaction Documents..

                  (f) Facilities. The Backup Servicer has adequate facilities and employees in place to handle the following, in the same manner and level at which CAC performs such as of the date hereof including, but not limited to: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Report; (f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer holdback payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

                                    ARTICLE 4
                        COVENANTS OF THE BACKUP SERVICER

         SECTION 4.1. Affirmative Covenants of the Servicer. The Backup Servicer hereby covenants to the Borrower, CAC, the Deal Agent, the Collateral Agent and the Secured Parties, that:

                  (a) Conduct of Business. The Backup Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  (b) Compliance with Laws. The Backup Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

                  (c) Furnishing of Information and Inspection of Records. The Backup Servicer will furnish to the Collateral Agent from time to time such information with respect to the Loans as the Collateral Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan, provided, however, that prior to the Assumption Date, the Backup Servicer shall not be obligated to provide such information to the extent it has not been provided with such by the Servicer. The Backup Servicer will, at any time and from time to time during regular business hours permit the Collateral Agent, or its agents or representatives,
(i) to examine and make copies of and make abstracts from all Records to the extent in the Backup Servicer's possession and (ii) to visit the offices and properties of the Backup Servicer for the purpose of examining such Records, and to discuss matters relating to Loans or the Borrower's or the Backup Servicer's performance hereunder with any of the officers, directors, employees or independent public accountants of the Backup Servicer having knowledge of such matters.

                  (d) Keeping of Records and Books of Account. On and after the Assumption Date, the Backup Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans and Contracts (including, without limitation, records adequate to permit the daily identification of each new Loan and Contract and all Collections of and adjustments to each existing Loan and Contract). The Backup Servicer will give the Collateral Agent notice of any material change in the administrative and operating procedures of the Backup Servicer referred to in the previous sentence.

                  (e) Notice of Collateral Agent's Interest. In the event that the Borrower shall sell or otherwise transfer any interest in any Loan, any computer tapes or files or other documents or instruments provided by the Backup Servicer in connection with any such sale or transfer shall disclose the Borrower's ownership of the Loans and the Collateral Agent's interest in the Loans.

                  (f) Credit, Collection, and Accounting Policies. On and after the Assumption Date, the Backup Servicer will comply in all material respects with the Credit Guidelines and Collection Guidelines in regard to each Loan and related Contracts. The Backup Servicer shall deliver to the Collateral Agent within [ten (10)] days after the date any material change in or amendment to the Collection Guidelines is made a notice describing such change or amendment. The Backup Servicer shall notify the Collateral Agent of any material change in or amendment to the Backup Servicer's accounting policies within ten (10) days after the date such change or amendment has been made.

                  (g) Facilities. The Backup Servicer shall ensure, at all times throughout the term of this Agreement, that it maintains adequate facilities and employees in place to handle the following in the same manner and level at which CAC performs such as of the date hereof including, but not limited to: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Report; (f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer holdback payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

         SECTION 4.2. Negative Covenants of the Backup Servicer. The Backup Servicer hereby covenants to the Borrower, CAC, the Collateral Agent, the Deal Agent and the Secured Parties, that:

                  (a) No Extension or Amendment of Loans. Except as otherwise permitted in Section 2.5 hereof or in the Loan and Security Agreement or the Collection Guidelines, the Backup Servicer will not extend, amend, waive or otherwise modify the terms of any Loan or of any Contract related thereto.

                  (b) No Change in Business or Credit Guidelines. The Backup Servicer will not make any change in the character of its business or in the Collection Guidelines, which change would, in either case, impair the collectibility of any Loan or Contract related thereto or otherwise have a material adverse effect on the ability of the Backup Servicer to service the Loans or Contracts related thereto or to perform any of its other duties hereunder or with respect to the Loan and Security Agreement or the other Transactions Documents.

                  (c) No Mergers, Etc. The Backup Servicer will not consolidate or merge with or into any other Person unless the surviving corporation fully assumes all of the Backup Servicer's duties and obligations under this Agreement.

                                    ARTICLE 5
                                   TERMINATION

         SECTION 5.1. Termination.

                  (a) This Agreement shall terminate upon the earlier of (i) the date on which all outstanding amounts under all Loans and Contracts have been paid in full or, if not so paid, have been charged off in accordance with the Collection Guidelines and (ii) the mutual agreement of the Collateral Agent and CAC to terminate this Agreement. No termination of this Agreement shall relieve the parties of their respective obligations incurred hereunder prior to the effective date of such termination or which survive such termination.

                  (b) Prior to the Assumption Date, the Collateral Agent may terminate OSIPS as Backup Servicer (i) as set forth in Section 2.4(b) or (ii) hereof at any time, which termination shall be effective 90 days after written notice of such termination by the Collateral Agent to OSIPS. Upon the termination of OSIPS as Backup Servicer, except as otherwise provided for herein, OSIPS shall have no further duties or obligations under this Agreement.

                  Termination pursuant to this clause (b) shall be effective on the date specified in the notice of termination.

                  (c) OSIPS agrees to cooperate with the Collateral Agent and any other successor servicer in effecting the termination of OSIPS as Backup Servicer pursuant to this Article V or Section 2.4, including, without limitation, the transfer to the Collateral Agent or another successor servicer, as applicable, of all amounts (cash or otherwise) that shall at the time be held by OSIPS for deposit, or have been deposited by OSIPS, in the Collection Account or thereafter received with respect to any of the Loans or Contracts. Prior to transfer thereof, any such amounts shall be held in trust by OSIPS, for the benefit of the Collateral Agent. OSIPS further agrees that in connection with the termination of OSIPS as Backup Servicer, OSIPS shall transfer its records (electronic and otherwise) relating to the Loans and Contracts to the Collateral Agent or another successor servicer, as applicable, and shall transfer all other records, correspondence and documents relating to the Loans or Contracts that it may possess to the Collateral Agent or another successor servicer, as applicable. The costs and expenses of such transfer shall be paid by OSIPS if a Backup Servicer Event of Default has occurred; otherwise, such costs and expenses shall be paid by the Borrower in accordance with Section
2.7 of the Loan and Security Agreement.

                                    ARTICLE 6
                                  MISCELLANEOUS

         SECTION 6.1. Notices, Etc.

                  (a) On and after the Assumption Date, the Borrower, CAC and the Collateral Agent hereby agree to provide to the Backup Servicer all notices required to be provided to the Servicer pursuant to the Loan and Security Agreement and the other Transaction Documents, as well as a hard copy sent by a nationally recognized courier service with item tracking capability.

                  (b) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Servicer:

                           Credit Acceptance Corporation
                           Silver Triangle Building
                           25505 West Twelve Mile Road, Suite 3000
                           Southfield, Michigan 480348339
                           Attention: Douglas W. Busk
                           Telephone: (248) 353-2700 (ext. 432)
                           Telecopy:  (248) 827-8542

If to the Borrower:

                           CAC Warehouse Funding Corp.
                           Silver Triangle Building
                           25505 West Twelve Mile Road, Suite 3000
                           Southfield, Michigan 480348339
                           Attention: Douglas W. Busk
                           Telephone: (248) 353-2700 (ext. 432)
                           Telecopy:  (248) 827-8542

If to the Deal Agent or the Collateral Agent:

                           Wachovia Securities, Inc.
                           One Wachovia Center, Inc., TW-9
                           Charlotte, North Carolina  28288
                           Attention:  Tim MacPhail
                           Telephone:  (704) 383-5127
                           Telecopy:   (704) 383-9106

If to the Backup Servicer

                           OSI Portfolio Services, Inc.
                           2425 Commerce Avenue
                           Suite 100
                           Duluth, GA 30096
                           Attention: Anurag Sett
                           Telephone: (678) 417-5000
                           Telecopy: (678) 417-5074

         SECTION 6.2. Successors and Assigns. This Agreement shall be binding upon the Backup Servicer, and shall inure to the benefit of the Borrower, the Collateral Agent, the Deal Agent and the Secured Parties and their respective successors and permitted assigns including any Liquidity Bank (it being expressly understood that such Persons shall be third-party beneficiaries of this Agreement); provided that the Backup Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and any such assignment in contradiction of the foregoing shall be null and void.

         SECTION 6.3. No Bankruptcy Petition Against the Lender. Each of the parties hereto covenant and agree that prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Lender it will not institute against, or join any other Person in instituting against, the Lender or the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

         SECTION 6.4. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6.5. Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought.

         SECTION 6.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         SECTION 6.7. Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

         SECTION 6.8. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Borrower, the Backup Servicer, the Company, CAC, the Collateral Agent, the Deal Agent and the Servicer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                            CAC WAREHOUSE FUNDING CORP.
                             as Borrower

                            By: /s/ Douglas W. Busk
                                ------------------------------------------------
                            Name:   Douglas W. Busk
                                    --------------------------------------------
                            Title:  Chief Financial Officer and Treasurer
                                    --------------------------------------------

                            CREDIT ACCEPTANCE CORPORATION
                             individually and as Servicer

                            By: /s/ Douglas W. Busk
                                ------------------------------------------------
                            Name:   Douglas W. Busk
                                    --------------------------------------------
                            Title:  Chief Financial Officer and Treasurer
                                    --------------------------------------------


                            VARIABLE FUNDING CAPITAL CORPORATION,
                             as Company

                            By: /s/ Douglas R. Wilson, Sr.
                                ------------------------------------------------
                            Name:   Douglas R. Wilson, Sr.
                                    --------------------------------------------
                            Title:  Vice President
                                    --------------------------------------------

                            WACHOVIA SECURITIES, INC.,
                             individually and as Collateral Agent and Deal Agent

                            By: /s/ Prahash B. Wadhwani
                                ------------------------------------------------
                            Name:   Prahash B. Wadhwani
                                    --------------------------------------------
                            Title:  Vice President
                                    --------------------------------------------

                            OSI PORTFOLIO SERVICES, INC
                             as Backup Servicer

                            By: /s/ Donald P. Fitzgerald
                                ------------------------------------------------
                            Name:   Donald P. Fitzgerald
                                    --------------------------------------------
                            Title:  Senior Vice President, Division Counsel
                                    --------------------------------------------

                                    EXHIBIT A
                     SERVICING AND COLLECTIONS COST SUMMARY

                      IN THE EVENT OF SERVICER TRANSITION






SERVICE                                                                           COST         METHOD
-------------------------------------------------------------------------------------------------------------------------------
PRE-SERVICING
Data and "800" lines                                                             At cost
Setup Conversion Fee                                                             $0.050        Per account (minimum
                                                                                               $25,000)

PERFORMING ACCOUNTS

Customer Service -- Inbound Calls                                                $3.00         Per call taken
Reminder/Welcome Calls                                                           $4,500        Per FTE
Servicing (5 - 59 days delq.)                                                    $4,500        Per FTE
Servicing (60+ days delq.)                                                       $4,800        Per FTE

NON-PERFORMING ACCOUNTS

Ins/Repo/Title Support                                                           $4,500        Per FTE
  repo/remarketing/auction costs will be a passthrough
Collections Post C/O <360 days                                                   $4,800        Collections
Collections Post C/O >360 days                                                   $4,800        Collections
Agency Management                                                                $0.40         Each Account
Accounts in Legal Network                                                         40%          Collections Fee
Court Costs Advanced                                                                           Included
Probate Costs Advanced                                                                         At Cost

CORRESPONDENCE

Monthly Statements                                                               $0.55         Each Statement
Hello Letters (One time)                                                         $0.55         Each Letter
Gramm Leach Bliley Letters                                                       $0.58         Each Letter
Mo Servicing/Collection Letters                                                  $0.55         Each Letter
Specialty Letters (If any)                                                       $1.00         Each Letter

DATA PROCESSING / MIS

Inventory Management                                                             $0.07         Per Account
CBR Reporting                                                                    $0.10         Per Account
Bankruptcy/Deceased Scrub                                                        $1.00         Per Hit
Custom programming/reports                                                        $150         Per Hour


                                                                                 $7,500        Monthly
Ongoing Monthly Servicer Report Generation                                        $150         Hour
Monthly Servicer Report Programming and Setup Fee to convert to Contract
Level reporting

PAYMENT PROCESSING

Lock Box Management                                                              $ 0.40        Per Item
Lock Box Exception Processing                                                    $1.25         Per Item
Credit Card Processing                                                           $1.25         Per Transaction Plus 3%
                                                                                               of Gross $
Refund Processing                                                                $15.00        Per Transaction Plus 1%
                                                                                               of Gross $

EXCEPTIONS

Correspondence Handling                                                          $2.25         Per Item
Suspense File Review                                                             $1.25         Per Item
Bankruptcy Proof of Claim Filing                                                 $4.95         Per Claim
Probate Claim Processing                                                         $4.95         Per Claim
Return Mail Processing                                                           $0.25         Per Item
Dispute Verification handling                                                    $5.00         Per Account
CCCS Handling                                                                    $2.25         Per Account

OTHER

Electronic Skip Tracing                                                           4.00         Per Account
Dedicated Manual Skip Tracing                                                    $4,500        Per FTE
Travel                                                                                         At Cost
Document Storage                                                                               TBD
Document Imaging                                                                 $1.00         Per page

Title Maintenance                                                                              TBD
Annual Accountant's Report per 2.4(c) of the BUS                                 At cost
And 6.1 (c) of the LSA                                                           At cost
Special Programming/ IT staff time for
Responses to Information Requests (4.1(c) of BUS
or 5.4 (h) and 5.5 (g) of the LSA                                                $150/hour
UCC Filings and Lien perfection                                                  $150/hour plus costs
Deboarding / Transition to Successor Servicer Fee                                $5,000